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                                                                    EXHIBIT 10.2


                                                                 EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT ("Agreement") dated as of June 18, 1999, between Blockstackers, Inc., a Michigan corporation ("Seller") and Andover Advanced Technologies, Inc., a Massachusetts corporation ("Purchaser"). Seller and Purchaser are sometimes individually or collectively referred to as "Party" or "Parties."

         WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from Seller, subject to the terms and conditions of this Agreement, the Acquired Assets (as defined herein).

         NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         "Acquired Assets" means the assets described in EXHIBIT A, and all proprietary rights therein, including all patent, copyright and trade secret rights, all patent applications, if any, relating thereto, and all technical information, documents, data, content, designs, prototypes and software necessary for the operation of the Website. The Acquired Assets shall not include the Excluded Assets.

         "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement, dated as of the Closing Date, in a form to be mutually acceptable to Purchaser and Seller.

         "Bill of Sale" means a Bill of Sale, dated as of the Closing Date, in a form to be mutually acceptable to Purchaser and Seller.

         "Closing" and "Closing Date" are defined in Section 3.1.

         "Court Order" means any judgement, decree, injunction, order, writ, award, determination or ruling of any Governmental Entity or arbitrator.

         "Excluded Assets" is defined in Section 2.5.

         "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

         "Governmental Rule" is defined in Section 4.3.

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         "Intellectual Property" means any and all patents, patent applications, copyrights, trademarks, applications for trademark registration, service marks, applications for service mark registration, proprietary information and data, source code, confidential information and data, trade secrets, all other recognizable intellectual property rights, inventions, creations, technical documentation, protectable subject matter, and all claims and rights to the foregoing.

         "Intellectual Property Rights" is defined in Section 4.10(a).

         "Lien" means any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, restriction or other encumbrance.

         "Person" means any individual, corporation, partnership, joint venture, trust, business, association or other entity.

         "Retained Liabilities" is defined in Section 2.4.

         "Taxes" means all Federal, state, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

         "Third Party Intellectual Property" means any and all software (in any form), databases or other Intellectual Property owned by a third party, licensed to Seller and utilized in the business of the Seller, including any software used in or included in the use of the Acquired Assets.

         "Transferred Contracts" means the contracts listed on Schedule 4.4, all of which are to be assigned by Seller to Purchaser.

         "Website" mean the internet Website known as Slashdot, located at the URL "www.slashdot.org."

                                   ARTICLE II

                      PURCHASE AND SALE OF ACQUIRED ASSETS

         2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, effective as of the Closing (as defined below), and Purchaser shall purchase, acquire and assume, as of the Closing, all of Seller's right, title and interest in, to and under the Acquired Assets.

         2.2 PURCHASE PRICE. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Acquired Assets, Purchaser will deliver to the Company the consideration in the amounts and at the times specified in SCHEDULE 1 attached hereto and incorporated herein (the "Purchase Price").







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         2.3      DELIVERY OF ACQUIRED ASSETS. (a) At Closing, Seller shall\
deliver to Purchaser: (i) a master copy of all content and any software (in both source and object code form) that is included among the Acquired Assets in electronic form; and (ii) all system and user documentation in Seller's possession pertaining to the Acquired Assets, including without limitation design or development specifications. The Seller shall not have any obligation to deliver the Excluded Assets to the Purchaser.

         (b) The Acquired Assets shall specifically include, and Seller shall deliver to Purchaser at or prior to Closing, a list of all material required to run the Website. To the extent that such information has not been reduced to writing, the Seller will make the necessary persons available to provide such information to Purchaser at or prior to Closing.

         (c) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Acquired Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use all reasonable efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained prior to the Closing, (i) Purchaser shall not be obligated to close the transactions contemplated hereby unless and until such consent or assignment is obtained, although Purchaser may waive such requirement (it being agreed that this clause
(i) shall only apply to the agreements by and between the Seller and each of CMP Media, Inc., Red Hat Software, Inc. and Jon David Katz), (ii) if Purchaser elects to consummate the Closing despite the failure to obtain such consent or assignment, Seller shall continue to use all reasonable efforts to obtain such consent after the Closing and, until such consent is obtained, to cooperate with Purchaser to provide Purchaser with the same economic benefits as if such consent or assignment had been obtained.

         2.4 ASSUMED OBLIGATIONS. At the Closing, the Purchaser will assume those liabilities of the Seller (the "Assumed Liabilities") specifically set forth on EXHIBIT 2.4 attached hereto, as well as those liabilities which arise from the ownership, use and operation of the Acquired Assets, including the Website, after the Closing. The Seller expressly understands and agrees that, except for the Assumed Liabilities and the obligations under this Agreement, the Purchaser has not agreed to pay, will not be required to assume and will have no liability or obligation for any liabilities of the Seller, whether known or unknown and whether existing as of the Closing or arising thereafter, which liabilities will remain the sole responsibility of, and will be satisfied by, the Seller (the "Retained Liabilities").

         2.5 EXCLUDED ASSETS. Purchaser acknowledges that Seller has other property which it is not selling or assigning to Purchaser at the Closing (the "Excluded Assets"). For purposes of this Agreement, the term "Excluded Assets" means the "Ad-Fu adserver" and all other assets set forth on EXHIBIT D.





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                                   ARTICLE III

                                   THE CLOSING

         3.1 CLOSING DATE. The consummation of the sale and transfer of the Acquired Assets as contemplated in this Agreement shall take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation located at 101 Federal Street, Boston, MA 02110 on June 28, 1999, at 10:00 a.m., or at such other time, date and place as shall be fixed by agreement among the Parties (the "Closing," such date of the Closing being the "Closing Date").

         3.2 EXECUTION AND DELIVERY OF DOCUMENTS BY SELLER. At the Closing, Seller shall execute and deliver to Purchaser: (a) the Bill of Sale; (b) the Assignment and Assumption Agreement; and (c) such other documents as Purchaser or its counsel may reasonably request to demonstrate compliance with the provisions set forth in this Agreement.

         3.3 EXECUTION AND DELIVERY OF DOCUMENTS BY PURCHASER. At the Closing, Purchaser shall: (a) execute and deliver to Seller the Bill of Sale;
(b) the Assignment and Assumption Agreement; (c) deliver the Purchase Price as provided on SCHEDULE 1 attached hereto; and (d) shall execute and deliver such other documents as Seller or its counsel may reasonably request to demonstrate compliance with the provisions set forth in this Agreement

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants, except as set forth on the Disclosure Schedules hereto (it being agreed that any matter disclosed on any schedule is deemed disclosed for all schedules for which it is reasonably apparent that such information is relevant), as of the date hereof to and for the benefit of Purchaser as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has the requisite power and authority to own, operate and transfer its properties. Seller is qualified or registered to do business and is in good standing in each state in which property is owned or operated if registration or qualification is required.

         4.2 AUTHORITY AND ENFORCEABILITY OF AGREEMENT. Seller has the full corporate power and authority to enter into and execute this Agreement and any ancillary agreements required by this Agreement and to carry out the transactions contemplated hereby in accordance with its terms. Except for the Assumed Liabilities, Seller is not a party to any outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Acquired Assets to any party other than to Purchaser, nor has Seller made any representations or entered into any contracts, commitments or other agreements with third parties which purport to so bind or obligate Purchaser. The execution, delivery and performance of this Agreement and all of the transactions required hereunder to be performed by Seller have been duly and validly authorized and approved by all necessary corporate and stockholder action. This Agreement has been duly and validly executed and delivered on behalf of Seller by duly authorized officers. This Agreement constitutes the







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valid and legally binding obligation, subject to general equity principles, of
Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

         4.3 NO VIOLATION. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not: (a) violate any law, judgement, order, decree, statute, ordinance, rule or regulation of any governmental subdivision or agency applicable to it ("Governmental Rule"); (b) conflict with any provision of Seller's Articles of Incorporation or Bylaws; or (c) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other entity or Person.

         4.4 TRANSFERRED CONTRACTS. Schedule 4.4 sets forth the contracts necessary for the operation of the Website as presently operated (the "Transferred Contracts"). The Seller intends to assign all of the Transferred Contracts to the Purchaser at the Closing.

         4.5      INTENTIONALLY OMITTED.

         4.6.     INTENTIONALLY OMITTED.

         4.7 ABSENCE OF CHANGES. Except as set forth on Schedule 4.7 attached hereto, since December 31, 1998, the Seller has owned and operated the Acquired Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions:

                  (a) the Seller has not suffered any material loss, damage, destruction of property or Acquired Assets or other casualty to property or Acquired Assets (whether or not covered by insurance); and

                  (b) the Seller has not suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a material adverse effect on the Seller.

         4.8 TITLE TO AND CONDITION OF ACQUIRED ASSETS. Except as set forth on Schedule 4.8 attached hereto, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Lien. The Seller has full right and power to, and at the Closing will, deliver to the Purchaser good title to all of the Acquired Assets, free and clear of any Liens, other than those Liens which are Assumed Liabilities. The tangible Acquired Assets are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

         4.9 LITIGATION. There are no material actions, suits, claims, demands or proceedings pending or, to the knowledge of Seller, threatened against or by Seller relating directly to the Acquired Assets in any court or before any arbitrator, private alternative dispute resolution system or governmental agency, nor has Seller been charged with, nor, to the knowledge of




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Seller, is it under investigation with respect to any charge concerning any violation of any provision of any federal, state or other applicable law, rule, regulation, ordinance, order, decree or governmental restriction with respect to the Acquired Assets. There are no unsatisfied judgments against Seller or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which any of the Acquired Assets are subject.

         4.10     INTELLECTUAL PROPERTY RIGHTS.

         (a) Schedule 4.10 contains a listing of all (i) patents, patent applications (collectively the "Patents"), (ii) registered copyrights (the "Copyrights"), (iii) tradenames, registered and common law trademarks, trademark applications (the "Trademarks"), (iv) service marks, service mark applications (the "Service Marks"), and (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "Trade Secrets") used in connection with the Acquired Assets and necessary for the operation of the Website (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "Intellectual Property Rights"). The Intellectual Property Rights, together with the Acquired Assets, are sufficient to operate the Website as presently operated.

         (b) Except as set forth on Schedule 4.10, the Seller owns, has the unrestricted right to use and has sole and exclusive possession of and has good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens. Except as set forth on Schedule 4.10, no Person other than Seller owns, has any rights in, or claims any ownership of, any of the Intellectual Property Rights. The use of all Intellectual Property Rights necessary or required for the operation of the Website as presently conducted does not and will not infringe or violate any trade secrets, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "Third Party Intellectual Property Rights"). The Seller is not using any confidential information or trade secrets of others in the operation of the Website.

         (c) All Intellectual Property Rights which are registered are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid, enforceable and subsisting and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents are valid, enforceable and subsisting and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Seller's knowledge is any such action threatened with respect to any of the Patents. To the Seller's knowledge, no application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. No Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. The Trademarks are valid and enforceable, no person holds any infringing or potentially infringing trademark and, to the Seller' knowledge, no application for any infringing or potentially infringing trademark has been made.




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         (d)      A copy of all documentation relating to the Trade Secrets have been furnished to the Purchaser. Such documentation is current, accurate, complete in all material respects and in sufficient detail and content to explain all material aspects of the Trade Secrets and to allow its full and proper use without reliance on the memory of others. To the Seller's knowledge, the Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Seller or to the detriment of the Seller. The Seller has taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

         (e) All agreements relating to licenses of Intellectual Property Rights granted by or to the Seller are set forth on Schedule 4.10. All such licenses are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by either the Seller or to the Seller's knowledge, by any other party thereto. There are no outstanding and, to the Seller's knowledge, no threatened disputes or disagreements with respect to any such agreement.

         (f) Except as set forth on Schedule 4.10, the Seller is not obligated to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

         (g) Except as set forth on Schedule 4.10, to the Seller's knowledge, the software and hardware which are a part of the Acquired Assets, as well as the software, hardware and firmware used by the Seller's suppliers, vendors and customers is Year 2000 Compliant. The term "Year 2000 Compliant" as used in the preceding sentence, means that no operational, financial, data transmission, communication or process is materially affected or materially interrupted by dates prior to, during or after the Year 2000, and in particular, without prejudice to the generality of the foregoing that: (i) no value for current date will cause any interruption in operation; (ii) all manipulation of time related data will produce the required results for all valid date values prior to, during and after the Year 2000; (iii) if the date elements in interfaces and data storage specify the century, they will permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element; and
(iv) Year 2000 must be recognized as a leap year.

         (h) Neither Seller nor, to the Seller's knowledge, any of the employees of Seller are in violation of any non-competition, non-disclosure or other similar agreements which would prohibit (i) Seller from entering into or consummating the transactions contemplated hereby or (ii) any employee of Seller from becoming an employee of Purchaser.

         (i) Except as reflected in any documentation of any Intellectual Property Rights, neither Seller nor the Website have any submission policy or privacy policy and Seller makes no representation or warranty regarding the existence of any such submission policy or privacy policy or Seller's rights in or to items submitted to the Website.




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         4.11     COMPLIANCE WITH LAWS. The assets, properties, business and operations of the Seller relating to the Website, are and have been in compliance in all material respects with all laws applicable thereto. Except as set forth on Schedule 4.5, the Seller does not require the consent of any person or entity to permit it to operate the Website in the manner in which it is presently being operated. The Seller possesses all permits, licenses and other authorizations from all persons or entities necessary to permit it to operate the Website in the manner in which it presently is conducted.

         4.12 BROKERS AND FINDERS. Neither the Seller nor any of the Seller's directors, officers, shareholders or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Seller for any such fee or commission to be claimed by any person or entity.

         4.13 ACCURACY OF INFORMATION. No representation or warranty made by the Seller in this Agreement, the disclosure schedules attached hereto, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser at the Closing by or on behalf of the Seller in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants as of the date hereof to and for the benefit of Seller as follows:

         5.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser is qualified or registered to do business and is in good standing in each state in which property is owned or operated if registration or qualification is required. Purchaser has all requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties and assets. Purchaser is qualified or registered to do business and is in good corporate standing in each state or other jurisdiction in which such qualification or registration is required.

         5.2 CAPITALIZATION. All of the issued and outstanding shares of capital stock of Purchaser are duly authorized, validly issued, and are without, and were not issued in violation of, preemptive rights, and are owned free and clear of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer or encumbrance of any nature whatsoever. There are no outstanding rights to purchase or acquire any capital stock of the Purchaser or any securities convertible into or exchangeable for such capital stock and there are no contracts,



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commitments, understandings, arrangements or restrictions by which the Purchaser is bound to issue or to acquire any additional securities or other rights to purchase or acquire any capital stock of the Purchaser.

         5.3 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Financial Statements, other than in the ordinary course of business, the Purchaser does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Purchaser's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable.

         5.4      ABSENCE OF CHANGES.  Since December 31, 1998:

                  (a) the Purchaser has not suffered any material loss, damage, destruction of property or other casualty to property (whether or not covered by insurance); and

                  (b) the Purchaser has not suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a material adverse effect on the Purchaser.

         5.5 AUTHORITY. Purchaser has the corporate power and authority to execute this Agreement and the ancillary agreements to which it is or will be a party and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been (or by Closing will be) duly authorized by all necessary corporate action on the part of Purchaser.

         5.6 NO VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transaction contemplated by this Agreement do not: (a) violate any law, judgement, order, decree, statute, ordinance, rule or regulation applicable to it; (b) conflict with any provision of Purchaser's organizational documents; (c) conflict in any material respect with any contract or permit to which Purchaser is a party.

         5.7 CONSENTS AND APPROVALS. No Consent of any individual or entity is required in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein.

         5.8 LITIGATION. There are no material actions, suits, claims, demands or proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser in any court or before any arbitrator, private alternative dispute resolution system or governmental agency, nor has Purchaser been charged with, nor, to the knowledge of Purchaser, is it under investigation with respect to any material charge concerning any violation of any provision of any federal, state or other applicable law, rule, regulation, ordinance, order, decree or governmental





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restriction. There are no unsatisfied judgments against Purchaser or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which Purchaser is subject.

         5.9 COMPLIANCE WITH LAWS. The assets, properties, business and operations of the Purchaser, are and have been in compliance in all material respects with all laws applicable to the Purchaser's assets, properties, business and operations. The Purchaser does not require the consent of any person or entity to permit it to operate in the manner in which it is presently being operated. The Purchaser possesses all permits, licenses and other authorizations from all persons or entities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Purchaser from being able to continue to use such permits and operating rights.

         5.10 BROKERS AND FINDERS. Neither the Purchaser nor any of the Purchaser's directors, officers, shareholders or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser for any such fee or commission to be claimed by any person or entity.

         5.11 FINANCIAL STATEMENTS. The Purchaser has provided the Seller with true and complete copies of audited balance sheets of the Purchaser as of December 31, 1997 and 1998, and the related statements of operations (or income or loss), changes in cash flow for each of the respective fiscal years then ended, and the report thereon of Arthur Andersen, LLP, independent certified public accountants. Except as disclosed therein, the foregoing financial statements (i) are in accordance with the books and records of the Purchaser and have been prepared in conformity with generally accepted accounting principals applied on a consistent basis ("GAAP"); and (ii) fairly present the financial position of the Purchaser as of the respective dates thereof, and the results of operations (or income or loss) and changes in cash flow for the periods then ended, all in accordance with GAAP.

         5.12 ACCURACY OF INFORMATION. No representation or warranty made by the Purchaser in this Agreement, the disclosure schedules attached hereto, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser at the Closing by or on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                                   ARTICLE VI

                                    COVENANTS

         6.1 COVENANTS OF THE SELLER. The Seller shall keep, perform and fully discharge the following covenants and agreements:



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                  (a)      INTERIM CONDUCT OF BUSINESS. From the date hereof
until the Closing, the Seller shall operate its business as a going concern consistent with prior practice and in the ordinary course of business.

                  (b) ACCESS. From the date hereof until the Closing, the Seller shall, upon reasonable notice, give Purchaser and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Seller relating to the Website during reasonable business hours and shall promptly furnish Purchaser with all financial and operating data and other information as to the history, ownership, business, operations and properties of the Website as the Purchaser may from time to time reasonably request.

                  (c) NO SOLICITATION, CONFIDENTIALITY, ETC. Prior to the termination of this Agreement pursuant to Article XI hereof, the Seller shall not solicit or negotiate with respect to any inquiries or proposals relating to
(x) the possible direct or indirect acquisition of any shares of the capital stock of the Seller or of all or a portion of the Acquired Assets or its business or (y) any merger, consolidation, joint venture or business combination with the Seller. Prior to the termination of this Agreement pursuant to Article XI hereof, neither Purchaser nor Seller will discuss or disclose either the existence of this Agreement or other confidential information pertaining to the other party with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to officers, directors, employees and agents of the other party or any of its stockholders) without the prior written approval of the other party.

                  (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Without the prior written consent of Purchaser, the Seller will not take any action from the date hereof to the Closing Date that would cause any representation or warranty of the Seller contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein. The Seller will promptly bring to the attention of Purchaser any facts which come to its attention that would cause any of the representations and warranties of the Seller to be untrue in any material respect.

         6.2      COVENANTS OF THE PURCHASER.

                  (a) VALIDITY OF SHARES. Purchaser will take all necessary actions to permit it to make the Stock Payments required pursuant to SCHEDULE 1. The shares of common stock to be issued pursuant to SCHEDULE 1 will, when issued, be validly issued, fully paid and nonassessable, free and clear of any Lien and no shareholder of Purchaser has or will have any rights of subscription or purchase in respect thereof.

                  (b) INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, the Purchaser shall operate its business as a going concern consistent with prior practice and in the ordinary course of business.

                  (c) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Without the prior written consent of Seller, the Purchaser will not take any action from the date hereof to the Closing Date that would cause any representation or warranty of the Purchaser contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein. The Purchaser will promptly bring to the attention of Seller any facts which come to its attention that would cause any of the representations and warranties of the Purchaser to be untrue or materially misleading in any respect.

                  (d) INITIAL PUBLIC OFFERING. It is the present intention of the Purchaser to pursue an initial public offering of its common stock (the "IPO") within the next 12 months and shall take all actions reasonable in light of the facts and circumstances to pursue such public offering.

                  (e) BOARD OF DIRECTORS. Following the Closing and until the consummation of the IPO, in the event that either Rob Malda, Jeff Bates or such other designee of the Seller as is reasonably acceptable to the Purchaser is no longer serving on the Purchaser's Board of Directors (unless such failure to serve is at the direction of the Seller), the Milestones set forth on
Schedule 1 attached hereto shall be deemed to have been achieved.

         6.3      NON-COMPETITION AND NON-SOLICITATION.

                  (a) For a period of five (5) years from the Closing Date, the Seller will not anywhere in the world engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is Competitive (as defined below); provided that the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 6.3(a). For purposes of this Agreement, a business shall be considered "Competitive" only if it involves a real-time or contemporaneous news website. The parties agree that Seller is specifically permitted to continue to develop "DJ Hernandez," "Ad-Fu" and "Everything" which activities the Purchaser agrees are not Competitive.

                  (b) For a period of two (2) years from the Closing Date (the "Non-Solicitation Period"), Seller will not solicit, or attempt to solicit, any officer, director, consultant or employee of the Purchaser or any of its subsidiaries or affiliates engaged in the operations relating to the Website to leave his or her engagement with the Purchaser or such subsidiary or affiliate nor will it call upon, solicit, divert or attempt to solicit or divert from the Purchaser or any of its affiliates or subsidiaries any of their customers or suppliers, provided, however, that nothing in this Section 6.3(b) shall be deemed to prohibit the Seller from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Purchaser; and provided, further, however, that nothing in this Section 6.3(b) shall be deemed to prohibit the Seller from placing advertisements in newspapers or other media of general circulation advertising employment opportunities.

                  (c) It is specifically understood and agreed that any breach of the provisions of this Section 6.3 is likely to result in irreparable injury to the Purchaser and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this

Agreement by the Seller and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

         6.4 AD-FU ADSERVER LICENSE. Seller hereby grants to Purchaser a perpetual, fully paid up, unlimited use license for the Ad-Fu adserver. Purchaser hereby agrees that it will pay for the charges related to bandwidth requirements for the Ad-Fu adserver.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the purchase of the Acquired Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) All representations and warranties of the Seller to the Purchaser contained in this Agreement or in any schedule, certificate, or document delivered by the Seller to the Purchaser pursuant to the provisions hereof shall be true and correct in all material respects as of the time of the Closing with the same effect as though made at and as of that time; and the Seller shall have delivered to Purchaser a certificate executed on behalf of the Seller dated the Closing Date to such effect;

                  (b) The Seller shall have performed and complied in all material respect with all obligations and covenants required by this Agreement to be performed or complied with by the Seller prior to or at the Closing;

                  (c) On the Closing Date, no action is threatened or pending challenging or otherwise relating to the transactions provided for herein or which may affect the business of the Seller in a manner which is materially adverse;

                  (d)      The Seller shall have delivered to Purchaser:

                           (i) a certificate of the Secretary of the Seller certifying (x) the incumbency and genuineness of signatures of all officers of the Seller executing this Agreement, any document delivered by the Seller at the Closing and any other document, instrument or agreement executed in connection herewith and (y) the truth and correctness of resolutions of the Seller and the Seller's stockholders, if applicable, authorizing the entry by the Seller into this Agreement and the transactions contemplated hereby; and

                           (ii) a certificate of corporate good standing and legal existence of the Seller as of a recent date from the Secretary of State of the State of Michigan.

                  (e) The Seller shall have received all consents, approvals, assignments, licenses, permits, orders and other authorizations necessary to consummate the transactions contemplated by this Agreement including the sale of the Acquired Assets, and the transfer of the Transferred Contracts, unless waived by Purchaser.

                  (f) Each of Jeffrey Bates and Robert Malda shall have executed and delivered to Purchaser an employment agreement in substantially the form of EXHIBIT E attached hereto (the "Employment Agreements").

         7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the sale of Acquired Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller in writing);

                  (a) All representations and warranties of the Purchaser to the Seller contained in this Agreement or in any schedule, certificate, or document delivered by the Purchaser to the Seller pursuant to the provisions hereof shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time; and the Purchaser shall have delivered to Seller a certificate executed on behalf of the Purchaser dated the Closing Date to such effect;

                  (b) The Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing;

                  (c) On the Closing Date, no action is threatened or pending challenging or otherwise relating to the transactions provided for herein or which may affect the business of the Purchaser in a manner which is materially adverse;

                  (d)      The Purchaser shall have delivered to Seller:

                           (i) a certificate of the Clerk or Assistant Clerk of the Purchaser certifying (x) the incumbency and genuineness of signatures of all officers of the Purchaser executing this Agreement, any document delivered by the Purchaser at the Closing and any other document, instrument or agreement executed in connection herewith and
         (y) the truth and correctness of resolutions of the Purchaser authorizing the entry by the Purchaser into this Agreement and the transactions contemplated hereby; and

                           (ii) a certificate of corporate good standing and legal existence of the Purchaser as of a recent date from the Secretary of State of the Commonwealth of Massachusetts;

                  (e) The Purchaser shall have executed and delivered to each of Jeffrey Bates and Robert Malda an Employment Agreement;

                  (f) The Board of Directors and shareholders of Purchaser shall have approved the expansion of the Board of Directors by one (1) member and Rob Malda shall have been elected as the person to fill the vacancy so created; and

                  (g) The Purchase Price shall be paid to the Seller as set forth on SCHEDULE 1.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

         8.1 FURTHER ASSURANCES. Each Party agrees, at any time and from time to time, upon the request of the other Party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers and conveyances as may be reasonably required, without enlarging or extending any obligation or liability of any Party beyond what is otherwise contemplated by this Agreement, to facilitate the transactions contemplated by this Agreement.

         8.2 EXPENSES. All expenses incurred by Purchaser or Seller in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Purchaser or Seller as applicable, shall be paid by the Party incurring such expense.

                                   ARTICLE IX

                                   TAX MATTERS

         9.1 GENERAL. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay any and all sales, use, transfer, documentary, registration, and similar Taxes relating to the Acquired Assets that arise by reason of the transactions contemplated by this Agreement. Seller shall be responsible for and pay all income tax liability attributable to it as a result of the sale of the Acquired Assets. Each party shall be responsible for filing its own tax returns of whatever sort deemed appropriate and necessary by the filing party.

         9.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets as set forth in Schedule 1 attached hereto. The Purchaser and Seller shall be bound by such allocation for all purposes and to account for and report the purchase and sale contemplated hereby for all financial, accounting and tax purposes in accordance with such allocation.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 INDEMNIFICATION OF PURCHASER. Seller agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, employees and agents from and against any and all losses, damages of any kind, liabilities, costs, and expenses, including without limitation all fines, penalties, amounts paid in settlement, and reasonable attorneys' fees (collectively, "Losses") incurred or sustained by Purchaser as a result of:

                  (a) any breach by Seller of any of its representations or warranties in this Agreement;

                  (b) any breach or nonfulfillment or non-performance, partial or total, of any covenant or any agreement of Seller contained in this Agreement or in any ancillary agreement delivered to Purchaser by or on behalf of Seller pursuant to the express provisions of this Agreement;

                  (c) except for the Assumed Liabilities, all obligations and liabilities of Seller, whether direct or indirect, fixed or contingent, known or unknown; or

                  (d) except for the Assumed Liabilities, any claims arising from the Seller's use of the Acquired Assets prior to the Closing Date.

         10.2 INDEMNIFICATION OF SELLER. Purchaser agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective officers, directors, employees and agents from and against any and all losses, damages of any kind, liabilities, costs, and expenses, including without limitation all fines, penalties, amounts paid in settlement and reasonable attorneys' fees (collectively, "Losses") incurred or sustained by Seller as a result of:

                  (a) any breach by Purchaser of any of its representations or warranties made in this Agreement;

                  (b) any breach or nonfulfillment or non-performance, partial or total, of any covenant or any agreement of Purchaser contained in this Agreement or in any ancillary agreement delivered to Seller by or on behalf of Purchaser pursuant to the express provisions of this Agreement;

                  (c) the failure of Purchaser to perform any of the agreements or undertakings made by Purchaser in this Agreement; or

                  (d) any claims arising from Purchaser's use of the Acquired Assets after Closing Date.

         10.3 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification hereunder are subject to the following limitations:

                  (a) If Purchaser has knowledge of facts which would form the basis for a claim for indemnification as described in Section 10.1, and closes the transaction contemplated hereto, Purchaser shall be deemed to have waived Purchaser's right to assert any claim for indemnification with respect to such matter after the Closing.

                  (b) If Seller has knowledge of facts which would form the basis for a claim for indemnification as described in Section 10.2 and closes the transaction contemplated hereto, Seller shall be deemed to have waived Seller's right to assert any claim for indemnification with respect to such matter after the Closing.

                  (c) Any claim for indemnification hereunder which is not asserted by notice given as herein provided which identifies a breach and the underlying facts and actual or reasonably estimated Losses related thereto in the time periods set forth in Section 10.5 hereof may not be pursued and shall be deemed irrevocably waived after such time.

                  (d) The maximum liability of Seller for Purchaser's claims for indemnification under this Agreement shall be limited to the aggregate purchase price received by Seller. Nothing contained herein shall limit the Purchaser's rights to pursue an action in, or recover damages for. fraud.

                  (e) Neither party shall be entitled to indemnification hereunder with respect to any claim for indemnification unless the aggregate amount of all Losses with respect to such claim or claims exceeds $25,000, in which event the party seeking indemnification shall be entitled to receive only those Losses in excess of $25,000.

         10.4 COOPERATION. Notwithstanding anything to the contrary contained in this Article X, the parties shall cooperate with each other to maximize the availability of insurance coverage for claims or actions by third parties which may be subject to indemnification pursuant to this Article X, and if any insurance carrier for any Party agrees to defend such claim or action, such defense shall be tendered to such insurance carrier and the rights of the Parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

         10.5 SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the express provisions of this Agreement shall survive any investigation heretofore or hereafter made by Purchaser or Seller and the consummation of the transactions contemplated herein and shall continue in full force and effect for the period (a "Survival Period") beginning on the Closing Date and continuing until the expiration of eighteen (18) months thereafter; provided, however, that the Survival Period shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; and provided, further, that any such extension shall apply as to claims asserted and not so resolved within the Survival Period; provided further, that the representations in Sections 4.1, 4.2, 4.8, 5.1 and 5.5 shall continue without limitation.

                                   ARTICLE XI

                                   TERMINATION

         11.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time on or prior to the Closing Date:

                  (a) MUTUAL CONSENT. By mutual written consent of Purchaser and the Seller;

                  (b) COURT ORDER. By Purchaser or the Seller if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                  (c) FAILURE TO CLOSE BY JULY 15, 1999. By Purchaser or the Seller if the transactions contemplated hereby shall not have been consummated on or before July 15, 1999, provided, however, that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before such date.

                  (d) BREACH OF REPRESENTATION OR WARRANTY. (i) By Purchaser, if Seller has breached in any material respect any representation or warranty contained in Article IV or any covenant or undertaking contained herein, and any such breach has not been cured by the close of business on the 10th day after the date on which Seller has been notified in writing of such breach, provided that if the Seller informs the Purchaser in writing within such 10 day period that the Seller is working diligently and in good faith to cure such breach but that such breach cannot be cured within such 10 day period, the cure period may be extended as necessary to cure the breach.

                           (ii)     By Seller if Purchaser has breached in any
material respect any representation or warranty contained in Article V or any covenant or undertaking contained herein, and any such breach has not been cured by the close of business on the 10th day after the date on which Purchaser has been notified in writing of such breach, provided that if Purchaser informs Seller in writing within such 10 day period that Purchaser is working diligently and in good faith to cure such breach but that such breach cannot be cured within such 10 day period, the cure period may be extended as necessary to cure the breach.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 AMENDMENT AND WAIVER. This Agreement may be amended, modified and supplemented only by written agreement of each of the Parties hereto. By an instrument in writing, either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

         12.2 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid:

         If to Seller:

                  Blockstackers, Inc.
                  13268 Riley Street
                  Holland, MI  49424
                  Attn: Jeffrey Bates
                  Facsimile: (708) 575-4227

         with a copy to:

                  Baker & Hostetler LLP
                  3200 National City Center
                  Cleveland, OH  44114
                  Attn: Catherine M. Kilbane, Esq.
                  Facsimile: (216) 696-0740

         If to Purchaser:

                  Andover Advanced Technologies, Inc.
                  50 Nagog Office Park
                  Acton, MA  01720
                  Attn: Bruce Twickler, President
                  Facsimile:  (978) 635-5326

         with a copy to:

                  Hutchins, Wheeler & Dittmar
                  101 Federal Street
                  Boston, MA  02110
                  Attn:    David P. Kreisler, Esq.
                  Facsimile:  (617) 951-6740

or to such other person or address as any Party hereto shall furnish to the other Parties hereto in writing pursuant to this Section 12.2.

         12.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other; provided however, that the Purchaser may assign its rights and obligations under this Agreement to any person who acquires all or substantially all of the assets, stock or business of the Purchaser (whether by sale, merger or otherwise) without the consent of Seller; provided further however that such assignee assumes all obligations of the Purchaser hereunder. Following the Closing, the Seller may assign its rights hereunder without the Purchaser's prior written consent.

         12.4 GOVERNING LAW. This Agreement shall be governed by the law of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern applicable conflicts of laws.

         12.5 COUNTERPARTS; FACSIMILE. This Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.6 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase "without limitation." When used in this Agreement, the word "primarily" shall be deemed to be followed by the phrase "or exclusively". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

         12.8 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the Parties hereto with respect to such subject matter.

         12.9     THIRD PARTIES. Except for the indemnity provisions of
Article X, which are also for the benefit of the Parties identified therein, nothing in this Agreement, whether express or implied, is intended to: (a) confer any rights or remedies on any person other than the Seller and Purchaser, and their respective successors and permitted assignees; (b) relieve or discharge the obligation or liability of any third party; or (c) give any third party any right of subrogation or action against Seller or Purchaser.

         12.10 PUBLICITY OF TRANSACTION. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement, including any statement as to the terms and conditions of this Agreement, without the prior written consent of the other Party, except that such prior approval shall not be required as to any disclosure required under law nor shall this prohibition limit Purchaser from normal and customary advertisement of its business. In the event that any disclosure is required by law, the disclosing party will notify the other party of the required disclosure at least five (5) business days prior to disclosure in order to give the other party an opportunity to seek protective orders or other lawful preventive or restrictive measures.

         12.11 EXHIBITS. All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties, acting through their duly authorized representative, have executed this Agreement as of the day and year first above written.

                                       ANDOVER ADVANCED TECHNOLOGIES, INC.


                                       By: /s/ Bruce A. Twickler
                                           -----------------------------
                                           Title: President

                                       BLOCKSTACKERS, INC.


                                       By: /s/ Robert Malda
                                           -----------------------------

                                    EXHIBIT A

                                 Acquired Assets


         The assets necessary for the operation of the website known as "Slashdot," located at the URL "www.slashdot.org" (the "Website"), including the URL www.slashdot.org., all trademarks attached to such URL, all content including text and graphics (to the extent Seller has the rights to the same), all design elements including look and feel, all advertising systems and advertising information including banners and site statistics, all software code (including source and object code) including HTML code, Java scripts, CGI scripts and links (to the extent Seller has the rights to the same), and all brands and commercial identification including logos, trademarks, service marks and trade names. All rights in income related to the Website, including without limitation advertising revenues. Notwithstanding the foregoing, the Acquired Assets do not include the Excluded Assets.

         The domain name "slashdot.org" and the trademark or service mark "SLASHDOT" and all rights and interests of Seller therein, together with the goodwill of all business symbolized by such mark.

                                   EXHIBIT 2.4

                               ASSUMED LIABILITIES

         1.       Transferred Contracts

                                   SCHEDULE 1

                                  CONSIDERATION

         1.       CASH CONSIDERATION

                  (a) At Closing, Purchaser shall pay to Seller a cash payment of $1,500,000. In addition, following Closing, the Purchaser shall pay to Seller an additional aggregate amount equal to $3,500,000 on the following schedule: (i) $1,500,000 on the date that is seven (7) months after the Closing;
(ii) $1,000,000 on the date that is twelve (12) months after the Closing; and
(iii) $1,000,000 on the date that is twenty-four (24) months after the Closing. All such payments shall be made by wire transfer of immediately available funds.

                  (b) If, as of the time of the payments described in clauses (i), (ii) and (iii) of Section 1(a) above, the employment of either Jeff Bates or Rob Malda with the Purchaser has been terminated "for Cause" (as that term is defined in the Employment Agreements between the Purchaser and each such individual) or voluntarily by the individual, such payments shall be reduced as follows:

                  (i) if the employment of Mr. Bates has so ceased, the payments described in Section 1(a)(i), (ii) or (iii), as the case may be shall be decreased by 25%.

                  (ii) if the employment of Mr. Malda has so ceased, the payments described in Section 1(a)(i), (ii) or (iii), as the case may be shall be decreased by 75%.

         In the event that the employment of both Mr. Bates and Mr. Malda has been terminated for Cause, or voluntarily by the individual, the Purchaser shall have no obligation to make any of the remaining payments described in clauses
(i), (ii) or (iii) of Section 1(a) above. In all other instances, including the death of either Mr. Bates or Mr. Malda, the payments set forth above shall be made.

                  (c) On the 1st day of each month following the Closing until the date which is twelve (12) months following the Closing, Purchaser shall pay to Seller an amount equal to 50% of the total rent due for the Seller's office space.

         2.       STOCK CONSIDERATION.

                  (a) In the event that the Purchaser completes an initial public offering of its common stock (the "Offering"), in addition to the consideration set forth above, the Purchaser shall issue shares of its common stock to the Seller with an aggregate value as set forth below (each, a "Stock Payment"). The number of shares of common stock to be issued to the Seller in Stock Payments shall be calculated using the price per share initially offered to the public in the Offering:

AGGREGATE VALUE            TIMING
---------------            ------

$2,000,000                 Upon closing of Offering

$1,000,000                 Seven (7) Months after closing of Offering

$  666,667                 Twelve (12) Months after closing of Offering

$1,333,333                 Twelve (12) Months after closing of Offering;
                           provided that the Milestones (as defined below) are achieved

$  666,667                 Twenty-four (24) Months after closing of Offering

$1,333,333                 Twenty-four (24) Months after closing of Offering;
                           provided that the Milestones are achieved

                  (b)      If, as of the time of the Stock Payments described in
Section 2(a) above, the employment of either Jeff Bates or Rob Malda with the Purchaser has been terminated "for Cause" (as that term is defined in the Employment Agreements between the Purchaser and each such individual) or voluntarily by the individual, the remaining Stock Payments shall be reduced as follows:

                  (i) if the employment of Mr. Bates has so ceased, the Stock Payments described in Section 2(a) shall be decreased by 25%.

                  (ii) if the employment of Mr. Malda has so ceased, the Stock Payments described in Section 2(a) shall be decreased by 75%.

         In the event that the employment of both Mr. Bates and Mr. Malda has been terminated for Cause, or voluntarily by the individual, the Purchaser shall have no obligation to make any of the remaining Stock Payments. In all other instances, including the death of either Mr. Bates or Mr. Malda, the Stock Payments set forth above shall be made.

                  (c) MILESTONES. The Stock Payments are subject to the achievement of the following (the "Milestones"):

                           (i) Forty percent (40%) of each Stock Payment subject to the achievement of Milestones shall be due and payable provided that both Mr. Bates and Mr. Malda remain employed by the Purchaser; provided however that unless both Mr. Bates and Mr. Malda have been terminated for Cause, or voluntarily by the individual, this Milestone shall be deemed to have been achieved.



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

                           (ii) An additional thirty percent (30%) of each Stock Payment subject to the achievement of Milestones shall become due and payable in the event that the average number of stories posted on the Website are maintained at least at the level as of Closing.

                           (iii) An additional thirty percent (30%) of each Stock Payment subject to the achievement of Milestones shall become due and payable in the event that (A) in the first year after Closing, the One Year Amount (as defined below) is 150% of the Base Amount (as defined below) and (b) in the second year after Closing, the Two Year Amount is 225% of the Base Amount. For purposes hereof, the number of page views to the Website in the two weeks preceding the Closing and the two weeks after the Closing shall be the "Monthly Base Amount." The number of page views to the Website for the one year period after the Closing divided by 12 shall be the "One Year Amount." The number of page views to the Website for the two year period after the Closing divided by 24 shall be the "Two Year Amount."

                                    If traffic during the applicable period
                                    increases by less than the fifty percent
                                    (50%), the applicable Stock Payment shall be reduced by 2% for each 1% by which the target is missed. This Milestone will not be achieved if the traffic growth is less than twenty-five percent (25%) in any applicable period.

                  (c) Purchaser will take all good faith efforts (including commitment of reasonable resources) to permit the Website to achieve the foregoing Milestones. Messrs. Bates and Malda will retain creative control over the vision, look and feel of the Website ("Creative Control"). Creative Control shall include editorial control over the content of the Website and full discretion in making decisions regarding the content, vision, look and feel of the Website. Notwithstanding the foregoing, if the Purchaser determines to change its strategic focus or otherwise alter the Website or remove Creative Control from Messrs. Bates and Malda, all of the Milestones in Section 2(b) will be deemed to have been achieved. In addition, Messrs. Malda and Bates shall have the authority to hire, on behalf of the Purchaser, the following individuals at the following annual salaries: John Pater, $60,000; Justin Maurer, $20,000; Clifton Woods, $20,000; and Jesse Schrieve, $20,000.

         3. ALTERNATE CASH CONSIDERATION. In the event that an Offering does not occur within eighteen (18) months from the Closing, the Seller shall have a one time option which must be exercised in writing not less than eighteen
(18) months after the Closing and not more than twenty-one (21) months after the Closing, to forgo the consideration set forth in Section 2 above and to receive in lieu thereof the following cash payments: (i) $1,500,000 paid on the date which




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

is 5 days following the receipt by the Purchaser of the Seller's election hereunder; (ii) $1,500,000 to be paid on the date which is twenty-four (24) months after the Closing; and (iii) $2,000,000 on the date which is thirty months after the Closing. In all cases, forty percent (40%) of the foregoing cash payments shall be made provided that Jeff Bates and Rob Malda remain employed by the Purchaser and the remaining sixty percent (60%) of such payment shall be subject to the Milestones in Section 2(b) above.

         4.       PURCHASE PRICE ALLOCATION.

         To be agreed upon by the parties prior to the Closing.

         5. The parties agree that all payments hereunder shall be deemed purchase price payable for the purchase of the Acquired Assets and not compensation to any shareholder of the Seller.









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